UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2) )
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

CENTRA FINANCIAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

Kevin D. Lemley

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 10, 2007

The Annual Meeting of Stockholders of Centra Financial Holdings, Inc. (“Centra”) will be held on Thursday, May 10, 2007, at the Suncrest office of Centra Bank, 990 Elmer Prince Drive, Morgantown, West Virginia, 26505, at 4:30 p.m., local time, for the following purposes:

1.	To elect four directors to serve three-year terms;

2.	To ratify the Board of Directors’ selection of Ernst & Young LLP as Centra’s independent registered public accounting firm for 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders who are holders of record on April 6, 2007, may vote at the meeting.

By Order of the Board of Directors,

Douglas J. Leech
President and Chief Executive Officer

Morgantown, West Virginia
April 7, 2007

Please vote, sign, and date and return the enclosed proxy in the enclosed, self-addressed envelope as promptly as possible, even if you plan to attend the meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. You may revoke your proxy before it is voted at the meeting.

*	Matters to be voted upon.

i

CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000

PROXY STATEMENT

Centra’s Board of Directors is soliciting proxies to vote Centra shares at the 2007 Annual Meeting of Stockholders. Stockholders will meet at 4:30 p.m., on Thursday, May 10, 2007, for the purposes stated in the accompanying Notice of Annual Meeting. On or about April 7, 2007, Centra began mailing this proxy statement to stockholders of record as of April 6, 2007. Stockholders as of April 6, 2007, may vote at the meeting.

Please read this proxy statement carefully. You will find more information about Centra in our enclosed 2006 Annual Report to Stockholders and in the public documents we file with the Securities and Exchange Commission.

Centra will pay for the Board of Directors’ solicitation of proxies, and employees of Centra and its subsidiary may follow up on this written solicitation by telephone or other methods of communication.

As of April 6, 2007, Centra had 50,000,000 authorized shares of common stock with 4,197,140 shares issued and outstanding.

VOTING PROCEDURES AND REVOKING YOUR PROXY

If you complete, sign and return the enclosed proxy card, the persons named in the proxy card will vote your shares as you direct. If you sign and return the proxy card without indicating how you want to vote, the proxies will vote your shares “FOR” the election of the four nominees as directors, and “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm. A quorum for the meeting is present if at least a majority of the outstanding shares is present in person or by proxy. Those who fail to return a proxy or attend the meeting will not count towards determining a quorum.

Voting for Directors

Directors are elected by a plurality of the shares voted. As required by West Virginia law, each share is entitled to one vote per nominee, unless a stockholder requests cumulative voting for directors at least 48 hours before the meeting. If a stockholder properly requests cumulative voting for directors, then each stockholder will have the right to vote the number of shares owned by that stockholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the stockholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

Voting for the Ratification of the Independent Registered Public Accounting Firm

A favorable vote by a majority of stockholders of Centra common stock represented at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for 2007.

Revoking your Proxy

You may revoke your proxy before it is voted at the Annual Meeting by:

•	notifying Centra in person;

•	giving written notice to Centra;

•	submitting to Centra a subsequently dated proxy; or

•	attending the meeting and withdrawing the proxy before it is voted.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Centra’s bylaws provide that the Board of Directors can set the number of directors but also provide that the Board of Directors must have no less than six nor more than 30 directors. The Board of Directors has set the number of directors to serve in 2007 at ten, which means that four directors will be elected at the 2007 Annual Meeting.

Centra’s articles of incorporation divide the Board of Directors into three classes, each of which serves for three years. The classes are to be approximately equal. Because of this arrangement, Centra has nominated four nominees for three-year terms. Following the election, the three classes would be three directors in the class of 2008, three directors in the class of 2009, and four directors in the class of 2010.

Management Nominees to Centra’s Board

		Director	Term
Name	Age	Since	Expires	Occupation

C. Christopher Cluss	59	2006	2010	President & CEO, Cluss Lumber (Building Supplies)
Parry G. Petroplus	55	1999	2010	President, Petroplus & Associates (Real Estate)
Paul T. Swanson	74	2003	2010	Chairman, CWS Inc., and Swanson Plating (Manufacturing)
Bernard G. Westfall	65	1999	2010	Retired President and CEO, WV United Health Systems (Health Care)

MANAGEMENT AND DIRECTORS

In addition to the nominees, the following are the executive officers and directors of Centra.

			Director	Class	Principal Occupation (Past Five
Name	Age	Position	Since	Expires	Years)

Henry M. Kayes, Jr.	39	Senior Vice President	—	—	Executive Vice President, Centra Bank, President — Martinsburg Region, Centra Bank, Inc. (2001 to present). Senior Vice President — City Executive, Martinsburg, West Virginia, Branch Banking and Trust (2000 to 2001). Senior Vice President, One Valley Bank — East (1989 — 2001)
S. Todd Eckels	39	Senior Vice President	—	—	Executive Vice President, Centra Bank, Inc. (2006 to present). Community Bank President — Huntington Banks — West Virginia (2004 — 2006). Vice President, BB&T, commercial lending, (1989-2004)
Kevin D. Lemley	52	Vice President, CFO and Treasurer	—	—	Senior Vice President and CFO Centra Bank, Inc. (1999 to present). Senior Vice President, Huntington National Bank, West Virginia (Commercial Portfolio Manager/Manager of Statewide Commercial Lending) (1997-1999); Huntington National Bank, West Virginia, Chief Financial Officer (1987-1997)

			Director	Class	Principal Occupation (Past Five
Name	Age	Position	Since	Expires	Years)

Timothy P. Saab	50	Vice President and Secretary	—	—	Senior Vice President, Centra Bank, Inc. (1999 to present). Vice President and Group Executive, Private Financial Group, Huntington National Bank (1996-1999); Senior Vice President, Huntington National Bank, West Virginia (1993-1996); Corporate Secretary, Huntington Bancshares West Virginia (1989-1996); Corporate Secretary, Huntington National Bank, West Virginia (1994-1997)
E. Richard Hilleary	58	Vice President	—	—	Senior Vice President — Commercial Lending, Centra Bank, Inc. (1999 to present). Vice President, Huntington National Bank, West Virginia (Commercial Lending (1973 to 1999).
Karla J. Strosnider	44	Vice President	—	—	Senior Vice President, Centra Bank, Inc. (1999 to present). Assistant Vice President, Operations, One Valley Bank — Charleston (1981 to 1999)
John T. Fahey	45	Vice President	—	—	Senior Vice President and Marketing Director, Centra Bank, Inc. (1999 to present). Marketing Director, Huntington National Bank, West Virginia (1991 to 1999).
Arthur Gabriel	69	Director	1999	2008	President, Gabriel Brothers, Inc. (Retail Sales)
Robert A. McMillan	64	Director	2003	2008	President, Jefferson Distributing Company (Beer Distributor)
Milan Puskar	72	Director	1999	2008	Chairman, Mylan Labs, Inc. (Pharmaceutical Company)
James W. Dailey II	60	Director	2001	2009	Chairman, W. Harley Miller Contractors. (Building Construction)
Douglas J. Leech	52	Director	1999	2009	Chairman, President Centra Financial Holdings, Inc., President Centra Bank, Inc.
Mark R. Nesselroad	51	Director	2003	2009	Chief Executive Officer, Glenmark Holdings LLC. (Real Estate Development)

All directors except Mr. Leech are independent directors. An “independent director” is defined as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under that definition, the Company uses the definition of “independent director” set forth in the Nasdaq Marketplace rules. The following persons shall not be considered independent:

•	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•	a director who accepted or who has a family member who accepted any compensation from the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation, provided, however, that in addition to the requirements contained previously, audit committee members are also subject to additional, more stringent requirements under Rule 4350(d)of the Nasdaq Marketplace Rules.

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii)payments under non-discretionary charitable contribution matching programs;

•	a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity;

•	a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; or

•	In the case of an investment Company, in lieu of the preceding paragraphs, a director who is an “interested person” of the Company as defined in Section 2(a)19) of the Investment Company Act of 1940, other than in his or her capacity as a member of the board of directors or any board committee.

Centra’s Board of Directors has determined that Bernard G. Westfall and Paul T. Swanson meet the requirements of an audit committee financial expert as defined by the Securities and Exchange Commission. The Board of Directors believes that Mr. Westfall and Mr. Swanson have the following five attributes that qualify them as an audit committee financial expert. These directors, through education and experience, have:

•	An understanding of financial statements and generally accepted accounting principles;

•	An ability to assess the general application of generally accepted accounting principles in connection with accounting for estimates, accruals and reserves;

•	Some experience in preparing, auditing, analyzing and evaluating financial statements that present a level of complexity of accounting issues comparable to the breadth of issues that could reasonably be expected to be presented in Centra’s financial statements;

•	An understanding of internal controls; and

•	An understanding of audit committee functions.

Mr. Westfall acquired these attributes through his Bachelor of Science and Master’s degrees at West Virginia University, in Chemistry and Business Administration respectively, and his experiences as President and Chief Executive Officer of West Virginia United Health System. Mr. Westfall served ten years as Chief Financial Officer and Chief Operating Officer of West Virginia University Hospital. Mr. Westfall has served on the Boards of Directors of various entities, including a financial institution, during his career. Mr. Westfall is independent of Centra.

Mr. Swanson acquired these attributes through his experiences as President, Chief Executive Officer, and Chief Financial Officer of Swanson Plating Co. from 1964 through 2001. Mr. Swanson has served on the Boards of Directors of various entities, including a financial institution, during his career. Mr. Swanson is independent of Centra.

Board Information

Number of Meetings

The Board of Directors of Centra met seven times in 2006. The Board of Directors of the bank met 14 times in 2006. All of Centra’s directors attended 75% or more of all Board and committee meetings during 2006.

Board Committees

Audit Committee.  The audit committee has three independent directors consisting of Bernard G. Westfall, Mark R. Nesselroad, and Paul T. Swanson. In determining whether the members are independent, the Board of Directors used the definition of “independent” director contained in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Information regarding the functions performed by the committee, its membership and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this proxy statement. The audit committee is governed by a written charter approved by the Board of Directors.

Compensation Committee.  The compensation committee of the bank serves those functions for the bank and Centra. The compensation committee has four bank Board members, consisting of Mark R. Nesselroad, Thomas P. Rogers, Bernard G. Westfall and James W. Dailey II, and met four times in 2006. This committee administers Centra’s 1999 Incentive Stock Option Plan and approves compensation levels for the executive management group of Centra and its subsidiaries. The Compensation Committee does not operate under a formal written charter.

Executive Committee.  The executive committee has seven members consisting of James W. Dailey II, Arthur Gabriel, Douglas J. Leech, Mark R. Nesselroad, Milan Puskar, Paul T. Swanson, and Bernard G. Westfall and met one time in 2006. The executive committee is authorized to take any step or adopt any resolution which is permissible for an executive committee under West Virginia law and has exclusive authority for appointment of officers. Under West Virginia law, an executive committee may take any action except (i) authorizing dividends and distributions, (ii) approving or proposing any action which requires the approval of shareholders (such as mergers, certain plans of share exchange, certain dispositions of assets or liquidation of the Company) (iii) filling vacancies in the board of directors or any committee; (iv) amending the articles of incorporation or bylaws; (v) approving mergers which do not require shareholder approval; (vi) authorizing the reacquisition of shares; and (vii) approving the issuance or sale of shares or setting rights, preferences or limitations for any class or series of shares.

Investment Committee.  The investment committee has three members, consisting of James W. Dailey II, Arthur Gabriel, and Dr. Paul F. Malone and met 12 times in 2006. This committee monitors and supervises the investments made by Centra Bank.

Loan Committee.  The loan committee has six members, consisting of Dr. Paul F. Malone, Robert E. Lynch, Jr., Robert A. McMillan, Parry G. Petroplus, Thomas P. Rogers, and Paul T. Swanson, and met three times in 2006. This committee evaluates and approves/disapproves loans in excess of the lending authority designated for management.

Nominating Committee.  The nominating committee has four members, consisting of Milan Puskar, Robert E. Lynch, Jr., Thomas P. Rogers, and Rita Tanner, and did not meet in 2006. These members are “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. This committee evaluates and nominates directors for election at Centra’s annual meeting. The nominating committee does not operate under a formal written charter but makes nominations consistent with the Board of Directors’ belief that candidates for director should have certain minimum qualifications, including:

•	Directors should be of the highest ethical character.

•	Directors should have excellent personal and professional reputations in Centra’s market area.

•	Directors should be accomplished in their professions or careers.

•	Directors should be able to read and comprehend financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.

•	Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment.

•	Directors must be willing and able to expend the time to attend meetings of the Board of Directors of Centra and the bank and to serve on Board committees.

•	The Board of Directors will consider whether a nominee is independent as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all stockholders of Centra.

•	Because the directors of Centra also serve as directors of the bank, a majority of directors must be residents of West Virginia, as required by state banking law. Directors must be acceptable to Centra’s and the bank’s regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the Board of Directors or participating in the affairs of a financial institution.

•	Directors must own or acquire sufficient capital stock to satisfy the requirements of West Virginia law and the bylaws of the bank.

•	Directors must be at least 21 years of age.

The Board of Directors of Centra reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

The process of the nominating committee for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms are set to expire, the nominating committee considers the directors’ overall service to Centra during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors and Centra and the bank. The nominating committee also reviews the payment history of loans, if any, made to such directors by the bank to ensure that the directors are not chronically delinquent and in default. The nominating committee considers whether any transactions between the directors and the bank have been criticized by any banking regulatory agency or the bank’s internal auditors and whether corrective action, if required, has been taken and was sufficient. The nominating committee also confirms that such directors remain eligible to serve on the Board of Directors of a financial institution under federal and state law. For new director candidates, the nominating committee uses its network of contacts in Centra’s market area to compile a list of potential candidates. The nominating committee then meets to discuss each candidate and whether he or she meets the criteria set forth above. The nominating committee then discusses each candidate’s qualifications and recommends a candidate by majority vote.

The nominating committee will consider director candidates recommended by stockholders, provided that the recommendations are received at least 120 days before the next annual meeting of stockholders. In addition, the procedures set forth below must be followed by stockholders for submitting nominations. The nominating committee does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a stockholder.

Centra’s bylaws provide that nominations for election to the Board of Directors, other than those made by or on behalf of Centra’s existing management, must be made by a stockholder in writing delivered or mailed to the president not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to stockholders, the nominations must be mailed or delivered to the president not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:

•	Name and address of proposed nominee(s);

•	Principal occupation of nominee(s);

•	Total shares to be voted for each nominee;

•	Name and address of notifying stockholder; and

•	Number of shares owned by notifying stockholder.

Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded. All nominees for election at the meeting are incumbent directors. No stockholder recommendations or nominations have been made.

Report of the Audit Committee

The audit committee oversees Centra’s financial reporting process on behalf of the Board of Directors. The audit committee is responsible for communicating to the Board their recommendation regarding the appointment, replacement, compensation and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on our financial statements. The audit committee relies on the expertise and knowledge of management, the Company’s internal auditors, and the independent registered public accounting firm in carrying out its oversight responsibilities. The specific responsibilities in carrying out the audit committee’s oversight role are set forth in the Company’s audit committee charter. This charter is reviewed annually and as may be required due to changes in industry accounting practices or the promulgation of new rules or guidance documents. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Centra’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent registered public accounting firm the firm’s independence from management and Centra, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and considered the compatibility of non-audit services with auditors’ independence.

The committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

The committee discussed with Centra’s internal and independent registered public accounting firm the overall scope and plans for their respective audits. The committee meets with the internal and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of Centra’s internal controls, and the overall quality of Centra’s financial reporting. The committee held four meetings in 2006.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The committee and the Board have also approved the selection of Centra’s independent registered public accounting firm.

Respectfully submitted,
Bernard G. Westfall, Chairman
Mark R. Nesselroad
Paul T. Swanson

March 14, 2007

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless Centra specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

Board Compensation

Directors of Centra, the Morgantown region, the Martinsburg region, and the Fayette region, receive an annual retainer of $2,000 and $300 for each Centra Board, Morgantown, or Martinsburg region meeting attended. The chairman of the Audit Committee receives an additional $2,000 retainer. Audit Committee Members receive a fee of $500 per meeting attended, and $250 per meeting attended telephonically. Members of the Loan, Compensation and Holding Company Committees receive a fee of $100 per meeting attended.

Directors of Centra Financial Holdings, Inc., and subsidiaries, may participate in an approved deferred director compensation plan which is optional on the part of each director. Under the plan, directors may voluntarily defer some or all of their director fees and have the fees paid either in a lump sum or over a period of time between two and ten years as selected by the director after a payment event. A payment event is defined as the earlier of the dates specified on the director’s election form or the director’s death. Directors may also receive distributions on the occurrence of an unforeseen emergency such as severe financial hardship resulting from illness or accident of the director or director’s spouse, casualty losses, or similar extraordinary or unforeseen circumstances beyond the control of the director.

Certain Transactions with Directors and Officers and Their Associates

Centra and the bank have, and expect to continue to have, banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships or other organizations in which officers or directors have a controlling interest, on substantially the same terms (including documentation, price, interest rates and collateral, repayment and amortization schedules and default provisions) as those prevailing at the time for comparable transactions with unrelated parties. All of these transactions were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. Centra’s management believes that these transactions did not involve more than the normal business risk of collection or include any unfavorable features.

Directors Parry G. Petroplus and Milan Puskar are members, and each own approximately one-third, of Platinum Plaza Limited Liability Company, lessor of the premises that the bank occupies. In our opinion, the lease is on terms and conditions that are at least as favorable to the bank as would be offered by a nonaffiliated third party. We base this opinion on two independent appraisals obtained by the bank.

Directors Parry G. Petroplus and Milan Puskar are members, and each own approximately one-third of EIO, LLC which owns 70% of Citynet, which provides connectivity to the internet and telephone service for Centra. In our opinion, the fees for this service, approximately $56,734 in 2006, are at least as favorable to the bank as would be offered by a nonaffiliated third party.

Total loans outstanding from the bank at December 31, 2006, to Centra’s officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $34.9 million or 61.3% of total equity capital and 5.0% of total loans. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

All loans of executive officers, directors, and their associates are approved prior to disbursement by the Loan Committee and/or the Board of Directors. These approvals are evidenced by the Loan Committee and/or Board Minutes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Objectives

Centra’s Compensation Committee of the Board of Directors establishes compensation policies, plans, and programs to accomplish three objectives:

•	to keep, incent, and reward highly capable and well-qualified executives;

•	to focus executives’ efforts on increasing long-term stockholder value; and;

•	to reward executives at levels which are competitive with the marketplace for similar positions and consistent with the performance of each executive and of Centra.

Centra’s Executive Compensation Program is designed to reward an individual’s success in meeting and exceeding performance in various leadership functions, coupled with the ability to enhance long-term shareholder value. Some of the key elements in considering an executive’s level of success are the Executive’s: (i)effectiveness as it relates to the overall financial, operational, and strategic goals of the Company; (ii) the individual’s level of responsibility and the nature and scope of these responsibilities; (iii) contribution to the Company’s financial results; (iv) effectiveness in leading initiatives to increase customer value and overall productivity; (v) contribution to the Company’s commitment to corporate responsibility, as well as, compliance with applicable laws, regulations, and the highest ethical standards; and (vi) commitment to community service and leadership.

Elements of Compensation

Centra’s executive compensation program includes the following elements:

•	Annual Compensation which is comprised of base salary, cash bonus, and other annual types of compensation; and

•	Long-Term Compensation which includes the award of stock options, 401(k) matching contributions, and similar long-term compensation.

Each year, the CEO presents to the Compensation Committee his evaluation of each Executive, which includes among other things, a review of the contribution and performance over the past year, strengths, weaknesses, and development plans. Following this presentation, input is obtained from some or all of the other Senior Officers. A review of the survey data is made, and the Compensation Committee makes its own assessment and determines the compensation of each Executive. The Committee continually strives to balance Annual and Long-Term Compensation by examining the entire compensation package of each Executive.

Annual Compensation

Each compensation element is specifically designed to meet the objectives outlined above. As such, in determining the annual compensation budget for 2006, and in fixing levels of executive compensation, the committee considered:

•	Centra’s performance relative to its growth and profitability goals and its peers’ performance, both in the local geographic area and in institutions with similar lending portfolios; and

•	the relative individual performance of each executive.

Base Salary

In establishing a base salary for executives, the following factors were considered: (i) the duties, complexities, specialization, and responsibilities of the position; (ii) the level of experience and/or training required; (iii) the impact of the executive’s decision-making authority; and (iv) the compensation for positions having similar scope and accountability within and outside the Company.

Centra utilizes local, regional, and national data from several leading compensation consulting firms to benchmark executive compensation. Centra believes that executive talent extends beyond its direct competitors and industry, therefore the data includes a broad comparison group. While benchmarking provides a very useful tool, the Compensation Committee understands that an effective compensation program is based primarily on performance; therefore, adjustments to base salary benchmarks are driven primarily by individual performance.

Annual Incentive Compensation

The Compensation Committee believes that incentive-based compensation helps to align the overall goals of the Company with the individual goals of the executive. Centra provides the opportunity for executives to earn annual incentive compensation, which is awarded in the form of cash bonuses (primarily at the end of the fiscal year). Each award is based on the achievement of Company-wide and departmental goals, together with individual performance objectives and is determined by recommendation of the Chief Executive Officer and is approved by the Compensation Committee.

Other Annual Compensation

Executives may also have the opportunity to receive annual compensation in the form of participation in Supplemental Employee Retirement Plans and the use of Company-owned vehicles. Centra believes that this type of compensation provides a unique benefit that encourages loyalty and dedication.

Douglas Leech, Henry M. Kayes Jr., Kevin D. Lemley, E. Richard Hilleary, and Karla J. Strosnider have been granted the use of Company-owned vehicles. The use of the Company-owned vehicles also provides an expense-saving opportunity, as these vehicles are used by other employees for business-related travel as needed, helping to cut out-of-pocket travel expenses.

Participation in these benefits is based upon overall performance and contribution to the Company.

Long-Term Compensation

The Compensation Committee continually strives to achieve a balance between promoting strong annual growth and ensuring long-term viability and success. To reinforce the importance of balancing these views, executives are provided both short-term and long-term incentives.

Stock Options

The Committee believes that stockholder value of Centra can be further increased by aligning the financial interests of Centra’s key executives with those of its stockholders. Awards of stock options pursuant to Centra’s Incentive Stock Option Plan (“ISOP”) are intended to meet this objective and constitute the long-term incentive portion of executive compensation. Participation in the ISOP is specifically approved by the committee and consists of employees of Centra and its affiliate banks.

Under the ISOP, the option price paid by the executive to exercise the option is the fair market value of Centra common stock on the day the option is granted. Options granted typically have a four year vesting period. The executive may exercise the vested options any time within a 10-year period from the original grant date. The options gain value over that time only if the market price of Centra stock increases. The committee believes the ISOP focuses the attention and efforts of executive management and employees upon increasing long-term stockholder value. The committee awards options to key executives and employees in amounts it believes are adequate to achieve the desired objective and to retain executives. The total number of shares available for award in each plan year is specified in the ISOP. Grants are recommended by the Chief Executive Officer, presented to the Compensation Committee for approval, and to the Board of Directors for approval. Grants may be offered at any time during the year or may occur more frequently. There were no grants to the Named Executive Officers in 2006.

Centra’s stock option plan is a vital component of a total compensation program that is designed to recognize, motivate, and encourage Company leaders to sustain a high level of performance, which will ultimately enhance Centra’s long-term success.

Other Long-Term Compensation

Centra offers a variety of health and welfare programs to all eligible employees. The Executives generally are eligible for the same benefit programs on the same basis as other employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, prescription, dental, vision, and life insurance. Centra provides short-term and long-term disability coverage and basic life insurance to every full time employee, at no cost to the employee.

Centra offers a qualified 401(k) savings and retirement plan, and additionally offers a 4% matching contribution to each participating employee, including Executives.

Employment Agreements and Change of Control

Centra and the bank have an employment agreement with Douglas J. Leech, chairman, President and Chief Executive Officer of both Centra and the bank. Mr. Leech’s agreement provides that he will serve as President and

Chief Executive Officer of Centra and the bank. The term of the agreement is five years unless extended. On each monthly anniversary date of the agreement, the agreement is automatically extended for one additional month, provided that on any monthly anniversary date either the bank or Mr. Leech may serve notice to the other to fix the term to a definite five-year period. The agreement provides for a base salary of $250,000, which amount may be increased if approved by the bank’s Board of Directors. The agreement provides for severance payments in the event Mr. Leech is actually or constructively terminated without just cause. The agreement also has a change of control provision whereby Mr. Leech may voluntarily terminate employment up until 24 months after a change in control and will be entitled to receive any compensation due and not yet paid through the date of termination plus all compensation and benefits set forth in the agreement for a period of five years following such voluntary termination. As of April 6, 2007, upon termination, for a change of control or termination without cause, Mr. Leech would receive $275,000 for five years.

The change of control provision is designed to secure Mr. Leech’s continued service and dedication in the face of the perception that a change in control could occur, or an actual or threatened change of control occurs.

Centra and the bank have employment and change of control agreements with Henry M. Kayes Jr., Kevin D. Lemley, E. Richard Hilleary, and Karla J. Strosnider, Senior Vice Presidents of Centra Bank. The terms of the agreements are two years and on each monthly anniversary date of the agreement, the agreement is automatically extended for one additional month. These agreements provide for a base salary of $165,000, $115,000, $99,000, and $100,000, respectively, which amounts may be increased if approved by the bank’s Board of Directors. The agreements provide for severance payments in the event these officers are actually or constructively terminated without just cause. The agreements also have change of control provisions whereby these officers may voluntarily terminate employment up until 24 months after a change in control and will be entitled to receive any compensation due and not yet paid through the date of termination plus all compensation and benefits set forth in the agreement. As of April 6, 2007, upon termination for a change of control or termination without cause, these officers would receive their annual salaries for two years.

Executive Compensation

The base salary levels for 2006 for Named Executive Officers were as follows: Mr. Leech, President and CEO $250,000 per year; Mr. Kayes, President Martinsburg Region and Chief Operating Officer, $150,000 per year; Mr. Lemley, Vice President, CFO, and Treasurer, $110,000 per year; Mr. Hilleary, Vice President Commercial Lending, $96,000 per year; and Ms. Strosnider, Vice President Operations $92,000 per year.

President and CEO.  Douglas J. Leech is Centra’s President and CEO. Based upon input and analysis of the other senior officers and the Compensation Committee, the total Compensation for Mr. Leech was set at $297,229 as shown on the Summary Compensation Table below. Mr. Leech’s 2006 base salary was $250,000. Mr. Leech also received additional annual compensation in the amount of $47,229, also shown on the Summary Compensation Table.

The Compensation Committee meets independently of the Chief Executive Officer to determine total compensation for the Chief Executive Officer. Along with other considerations, the committee utilizes the West Virginia Bankers Association 2006 Salary Survey and the KG Associates Salary Survey to assist in determining compensation for the Chief Executive Officer. Mr. Leech’s compensation is at the mid range of these surveys. The committee recognizes that the Chief Executive Officer has overall responsibility for the performance of Centra. Therefore, Centra’s performance has a direct impact upon the Chief Executive Officer’s compensation. The base compensation for Mr. Leech in 2006 was based on meeting Centra’s overall performance and profitability while considering its relation to peer banks’ executive compensation levels. The peer banks used by Centra include banks with assets from between $500 million and $1 billion in West Virginia and in the north eastern United States. Other factors considered include long-range plan goals for earnings, asset quality, capital, liquidity, resource utilization, and the operational performance of Centra. The Compensation Committee evaluated Mr. Leech’s 2006 performance in January, 2007, and awarded a bonus at that time.

Centra and the Compensation Committee believe that Mr. Leech’s salary is well-justified because Mr. Leech was instrumental in providing the direction and guidance needed for the Centra’s expansion into a new market area, and because Mr. Leech provides the leadership necessary to continually grow the Company’s assets. He plays the lead role in guiding the executive team and the strategic direction of the Company.

President, Martinsburg Region and COO.  Henry M. Kayes, Jr., is Centra’s Chief Operating Officer and President of the Martinsburg Region. Mr. Kayes’ total Compensation for 2006 was $209,818 as shown on the Summary Compensation Table below. Mr. Kayes’ 2006 base salary was $150,000. Mr. Kayes also received an Annual Incentive Bonus of $50,000, and additional annual compensation of $9,818, also shown on the Summary Compensation Table.

During 2006, the Company continued to grow in Mr. Kayes’ region; but more importantly, under the guidance of Mr. Kayes and other Executives, the Company fulfilled all of its goals in each marketplace. Mr. Kayes has significant responsibility for the leadership of the executive team.

Vice President, CFO, and Treasurer.  Kevin D. Lemley is Centra’s Chief Financial Officer and the Company’s Treasurer. In 2006 his total Compensation was $156,837. Mr. Lemley’s base salary was $110,000, as shown on the Summary Compensation Table below. Mr. Lemley received an Annual Incentive Bonus of $35,500, and additional annual compensation in the amount of $11,337.

Mr. Lemley is responsible for all of the financial planning and management of the bank and of Centra. His knowledge and expertise is critical to the day-to-day functions of the Company, as well as, the continued growth and expansion of the Company. The Compensation Committee believes that Mr. Lemley is well-deserving of his compensation package, due to his vast experience and commitment to Centra.

Vice President, Commercial Lending.  E. Richard Hilleary is the Vice President of Commercial Lending. In 2006 his total compensation was $132,864. Mr. Hilleary received a base salary of $96,000, and an Annual Incentive Bonus of $25,500. He also received $11,364 in additional compensation. All amounts are shown on the Summary Compensation Table below.

Among other things, Mr. Hilleary is responsible for the condition of the commercial loan portfolio, and chairs the bank’s Loan Committee. His experience has proved to be invaluable in keeping a remarkably low loan delinquency and charge-off rate. Steady loan growth is a crucial factor that has helped Centra’s assets to continually grow.

Vice President, Operations.  Karla J. Strosnider is Vice President of Operations. Ms. Strosnider received a base salary of $92,000 in 2006. She also received an Annual Incentive Bonus of $35,500, and additional compensation in the amount of $8,253, bringing her total compensation to $141,122. These amounts are shown on the Summary Compensation Table.

In 2006, Ms. Strosnider led the conversion that concluded the acquisition of Smithfield State Bank. Her foresight and initiative was critical in making this transition extremely smooth and problem-free. In addition, Ms. Strosnider led several new operations and product development projects in 2006. The Compensation Committee has great confidence in her ability to lead.

Board Compensation Committee Report on Executive Compensation

Based upon the Compensation Committee’s discussions with management, the Committee’s review of Compensation Discussion and Analysis(“CD&A”) and the representations of management relating thereto, the Compensation Committee recommended that the Board of Directors include the CD&A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission, and as applicable, in the Company’s Proxy Statement sent to shareholders in connection with the Annual Meeting.

Respectfully Submitted,
Mark R. Nesselroad
Thomas P. Rogers
Bernard G. Westfall
James W. Dailey, II

March 14, 2007

This Report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this Report by reference. It will not be otherwise filed under such Acts.

Executive Compensation — Summary Compensation Table

The following table sets forth for each of the Senior Executives: (i) the dollar value of base salary and bonus earned during the year ended December 31, 2006; (ii) the aggregate grant date fair value of stock and option awards granted during the year; (iii) the dollar value of earnings under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings for the year; (v) all other compensation for the year; and (vi) the dollar value of total compensation for the year.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation ($)	Total
Position	Year	($)	($)(4)	($)	($)	($)	($)	(1) (2) (3)	($)

Douglas J. Leech,	2006	250,000	100,000	—	—	—	72,690	47,269	469,959
President and Chief Executive Officer
Henry M. Kayes, Jr.	2006	150,000	50,000	—	—	—	3,283	9,818	213,101
President, Martinsburg Region
Kevin D. Lemley,	2006	110,000	35,500	—	—	—	14,681	11,337	171,518
Vice President, CFO and Treasurer
E Richard Hilleary,	2006	96,000	25,500	—	—	—	12,732	11,364	145,596
Vice President, Commercial Lending
Karla J. Strosnider,	2006	92,000	35,500	—	—	—	4,793	13,622	145,915
Vice President, Operations

(1)	Includes life insurance premium payments for insurance provided to Mr. Leech, reimbursement of payroll taxes related to Centra’s Supplemental Employee Retirement Plan (see note 14 of Form 10-K), and reimbursement for personal use of bank vehicle.

(2)	Includes Centra’s matching portion of 401(k) contributions.

(3)	Includes group term life insurance coverage in excess of $50,000 for all executive officers, reimbursement of payroll taxes related to Centra’s Supplemental Employee Retirement Plan (see note 14 of financial statements contained in Form 10-K), income reportable in compensation related to the SERP, and also includes reimbursement for personal use of bank vehicle.

(4)	No bonus for Mr. Leech was awarded or paid during calendar year 2006. The bonus noted above for Mr. Leech was awarded and paid in 2007.

Retirement Plans

Centra offers a 401K Plan to qualified employees. Centra maintains various Supplemental Executive Retirement Plans (“SERP”) for key executives, which are summarized in the table and narratives below:

PENSION BENEFITS TABLE

			Present	Payments
		Number of	Value of	During
		Years Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)

Douglas J. Leech	Executive Supplemental Retirement Plan (SERP)	Not applicable	873,843	None
Henry M. Kayes, Jr.	Executive Salary Continuation Plan (SERP)	Not applicable	48,705	None
Kevin D. Lemley	Executive Salary Continuation Plan (SERP)	Not applicable	221,259	None
E. Richard Hilleary	Executive Salary Continuation Plan (SERP)	Not applicable	188,860	None
Karla J. Strosnider	Executive Salary Continuation Plan (SERP)	Not applicable	71,084	None

Regulatory Limits on Certain Termination Payments

Because the bank is a financial institution, there are limits on termination and indemnification payments that may be made to or for directors, officers, employees and major shareholders. Federal law and the regulations of the FDIC prohibit termination payments if the bank: (i) is insolvent; (ii) has a receiver or conservator appointed; (iii) is considered to be a “troubled” institution under the FDIC’s regulations; (iv) is assigned an unsatisfactory regulatory rating; or (v) is subject to a proceeding to terminate or suspend deposit insurance. None of these conditions currently apply to the Company.

Under these conditions, termination or indemnification payments may only be made to directors, officers, employees, or major shareholders if the FDIC consents to the payment. These provisions supersede any agreement to pay termination benefits entered into by Centra or the bank and any director, officer, employee or major shareholder of Centra.

Description of SERP Benefits for Lemley, Hilleary, Kayes and Strosnider Effective June 13, 2005

The benefits provided under the SERP Agreements are defined benefit plans. Centra has recorded a liability reflecting its obligation under the plan for the benefit of the covered executives.

For purposes of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 62. The benefits described below are not cumulative, and only one of the paragraphs below will apply to each of Lemley, Hilleary, Kayes, and Strosnider.

Benefit Upon Retirement  Upon the executive’s retirement from the Company after reaching normal retirement age, and provided the executive has remained in the continuous employment of the Company, he or she will receive an annual benefit equal to $40,000. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his or her retirement date. The present value of the accumulated benefit upon retirement for Mr. Lemley under this agreement is $119,285. The present values of the accumulated benefits for Hilleary, Kayes, and Strosnider are reflected in the Pension Benefits Table above.

Benefit Upon Early Retirement  Upon the executive’s retirement from the Company after reaching early retirement age, and provided the executive has remained in the continuous employment of the Company, he or she will receive a benefit equal to the corresponding benefit in the plan agreement. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his or her retirement date. At December 31, 2006, no participants in this plan met the criteria for early retirement.

Benefit Upon Termination of Service by the Company without Cause or Voluntary Resignation  Upon the executive’s termination by the Company without cause or the executive’s voluntary resignation of service, the Bank will pay the Executive the vested accrued liability balance. In 2006, no benefits were payable under these SERP agreements.

Benefit Upon Death Prior to Retirement  Upon the executive’s death prior to normal retirement age, no death benefit is payable from the SERP Agreements.

Benefit Upon Termination of Service by Reason of Disability  In the event the executive’s employment is terminated by reason of his or her disability, the executive will receive a benefit equal to the accrued liability balance plus earnings at the Normal Retirement Age. In addition, payments will be made to a Disability Trust and are payable at Normal Retirement Age. The present value of disability benefits for Mr. Lemley under this agreement is $119,285, and the present values of the accumulated benefits for Hilleary, Kayes, and Strosnider are reflected in the Pension Benefits Table above.

Termination for Cause  If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.

Change of Control  Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” as if the executive had been continuously employed by the Company until he or she reaches age 65.

Description of SERP Benefits for Kevin Lemley Plan of 1989 and amended in 2001

The benefits provided under the SERP Agreement are a defined benefit plan. Centra has recorded a liability reflecting its obligation under the plan for the benefit of the covered executive.

For purposes of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 55. The benefits described below are not cumulative, and only one of the paragraphs below will apply to Mr. Lemley.

Benefit Upon Retirement  Upon the executive’s retirement from the Company after reaching normal retirement age, and provided the executive has remained in the continuous employment of the Company, he will receive an annual benefit equal to $35,000. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his retirement date. The present value of the accumulated benefits under this agreement is $101,974.

Benefit Upon Early Retirement  Upon the executive’s retirement from the Company after reaching early retirement age, and provided the executive has remained in the continuous employment of the Company, he will receive a benefit equal to the corresponding benefits according to the plan agreement. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his early retirement date. At December 31, 2006, Mr. Lemley did not meet the criteria for early retirement.

Benefit Upon Termination of Service by the Company without Cause or Voluntary Resignation  Upon the executive’s termination by the Company without cause or the executive’s voluntary resignation of service, the plan will terminated and no benefits are payable.

Benefit Upon Death Prior to Retirement  Upon the executive’s death prior to normal retirement age, the bank will pay an annual benefit of $35,000 for 120 months or a lump sum beginning the first day of the second month following the decease of the executive. The present value of the accumulated benefits under this agreement is $101,974.

Benefit Upon Termination of Service by Reason of Disability  In the event the executive’s employment is terminated by reason of his disability, no benefit is payable.

Termination for Cause  If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.

Change of Control  Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” or “Benefit Upon Early Retirement,” as if the executive had been continuously employed by the Company until Normal Retirement age or Early Retirement Age, respectively.

Description of SERP Benefits for Douglas Leech

The benefits provided under the SERP Agreements are informally funded from life insurance carried on the executive that is purchased and owned by the Company. Pursuant to the SERP Agreements, the company established a “pre-retirement account” as a liability reserve account for the benefit of the executive. Each year, Centra adjusts the pre-retirement account by an amount equal to the annual earnings or loss for that plan year. As of December 31, 2006, Centra has accrued a liability of $480,000 for Mr. Leech’s benefits. This accrual represents six years worked out of 19 years between the date of the SERP agreement and Mr. Leech’s expected retirement at age 65.

For purposes of this description, the “Index Retirement Benefit” is equal to the excess of the annual earnings (if any) determined by the life insurance contract for that year less the after-tax Opportunity Cost for that year.

For purposes of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 60. Except for the insurance benefit described below, the benefits described below are not cumulative, and only one of the paragraphs below will apply to Mr. Leech.

One of the following will be paid in addition to the endorsement split dollar death benefit.

Benefit Upon Retirement  Upon the executive’s retirement from the Company after reaching normal retirement age, and provided the executive has remained in the continuous employment of the Company, he or she will receive a benefit equal to the balance in his pre-retirement account, payable in seven or fifteen equal annual installments commencing thirty days following his retirement date. In addition to these payments, the executive will receive, commencing with the year in which the executive retires and continuing until his death, an annual benefit equal to the Index Retirement Benefit. The total annual amount of said benefit is guaranteed to be at least $150,000. The present value of the accumulated benefits for Mr. Leech is $873,843.

Benefit Upon Early Retirement  Upon the executive’s early retirement from the Company after reaching normal retirement age, and provided the executive has remained in the continuous employment of the Company, he will receive a benefit equal to the balance in his pre-retirement account, payable in seven or fifteen equal annual installments, at Mr. Leech’s option, commencing thirty days following his retirement date. In addition to these payments, the executive will receive, commencing with the year in which the executive retires and continuing until his death, an annual benefit equal to the Index Retirement Benefit. The total annual amount of said benefit is guaranteed to be at least $150,000 annually based upon a 15 year pay-out. The present value of the accumulated benefits for early retirement for Mr. Leech is $1,111,120.

Benefit Upon Termination of Service by the Company with or without Cause or Voluntary Resignation  Upon the executive’s termination by the Company with or without cause or the executive’s voluntary resignation of service, subsequent to the executive reaching early retirement age, he will receive a benefit equal the balance in his pre-retirement account. This benefit will be paid in seven or fifteen equal annual installments beginning 30 days subsequent to early retirement age. In addition to these payments, commencing subsequent to age 60 and continuing until his death, the executive will receive an annual benefit equal to the Index Retirement Benefit. The present value of accumulated benefits for termination for Mr. Leech is $1,111,120. Mr. Leech’s termination benefits may be subject to FDIC prohibition if the bank fails to meet certain standards which are described in “Regulatory Limits on Certain Transaction Payments” described above. The Company currently meets those standards.

Benefit Upon Death Prior to Receipt of Full-Balance of Pre-Retirement Account Balance  Upon the executive’s death prior to having received the full balance of his pre-retirement account, the unpaid balance will be paid in a lump sum to the executive’s beneficiary. The death benefit will be paid on the first day of the second month following the executive’s death. The value of the pre-retirement account for death prior to retirement is $452,208.

Benefit Upon Termination of Service by Reason of Disability  In the event the executive’s employment is terminated by reason of his disability, the executive will receive the benefit described above under “Benefit Upon Retirement,” on age 65 or subsequent to the bank’s long term disability policy terminating, whichever occurs first. The present value of accumulated benefits for disability is $873,843.

Change of Control  Upon the executive’s termination of employment other than for cause following a change of control, Mr. Leech would receive the benefits described above under “Benefit Upon Retirement,” as if the executive had been continuously employed by the Company until he reaches age 65.

GRANTS OF PLAN-BASED AWARDS

Centra did not grant any stock options or stock awards to the named executive officers during 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
			Equity
			Incentive Plan
	Number		Awards:
	of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date

Douglas J. Leech	99,825	—	—	7.51	04-30-2010
	9,982	—	—	9.39	01-09-2011
	16,638	—	—	9.39	11-01-2011
	5,324	—	—	11.65	05-14-2013
	68,561	25,762	—	11.64	02-27-2015
Henry M. Kayes, Jr.	13,310	—	—	9.39	01-09-2011
	13,310	—	—	9.39	11-21-2011
	9,984	3,326	—	11.65	12-11-2013
	3,630	10,890	—	11.64	2-27-2015
Kevin D. Lemley	18,634	—	—	7.51	04-30-2010
	7,986	—	—	8.26	01-02-2011
	7,986	—	—	9.39	11-21-2011
	9,984	3,326	—	11.65	12-11-2013
	2,118	6,352-	—	11.64	02-27-2015
E. Richard Hilleary	13,310	—	—	7.51	04-30-2010
	3,993	—	—	8.26	01-02-2011
	13,310	—	—	9.39	11-21-2011
	9,984	3,326	—	11.65	12-11-2013
	2,118	6,352	—	11.64	02-27-2015
Karla J. Strosnider	10,648	—	—	7.51	04-30-2010
	3,993	—	—	8.26	01-02-2011
	6,655	—	—	9.39	11-21-2011
	3,993	1,331	—	11.65	12-11-2013
	2,118	6,352	—	11.64	02-27-2015

The Company has not granted any Stock Awards as of December 31, 2006.

Mr. Leech was granted 99,825 shares of stock options on May 1, 2000. Those shares vested as follows: May 1, 2000 — 46,585 shares; May 1, 2001 — 13,310 shares; May 1, 2002 — 13,310 shares; May 1, 2003 — 13,310 shares; and May 1, 2004 — 13,310 shares. Mr. Leech was granted 9,982 shares on January 10, 2001.

Those shares vested as follows: January 10, 2002 — 1,664 shares; January 10, 2003 — 1664 shares; January 10, 2004 — 1663 shares; and January 10, 2005 — 4,991 shares. Mr. Leech was granted 16,638 shares of stock options on November 2, 2001. Those shares vest as follows: November 2, 2002 — 3,308 shares; November 2, 2003 — 3,307 shares; November 2, 2004 — 3,307 shares; and November 2, 2005 — 6,716 shares. Mr. Leech was granted 5,324 shares of stock options on May 15, 2003 and those shares vested on May 15, 2003. Mr. Leech was granted 94,323 shares of stock options on February 28, 2005. Those options vested or will vest as follows: February 28, 2005 — 59,974 shares; February 28, 2006 — 8,587 shares; February 28, 2007 — 8,587 shares; February 28, 2008 — 8,587 shares; and February 28, 2009 — 8,588 shares.

Mr. Kayes was granted 13,310 shares of stock options on January 10, 2001. Those shares vested as follows: January 10, 2002 — 3,328 shares; January 10, 2003 — 3,328 shares; January 10, 2004 — 3,328 shares; and January 10, 2005 — 3,326 shares. Mr. Kayes was granted 13,310 shares of stock options on November 22, 2001. Those shares vested as follows: November 22, 2002 — 3,328 shares; November 22, 2003 — 3,328 shares; November 22, 2004 -3,328 shares; and November 22, 2005 — 3,326 shares. Mr. Kayes was granted 13,310 shares of stock options on December 12, 2003. Those shares vested or vest as follows: December 12, 2004 — 3,328 shares; December 12, 2005 — 3,328 shares; December 12, 2006 — 3,328 shares; and December 12, 2007 — 3,326 shares. Mr. Kayes was granted 14,520 shares of stock options on February 28, 2005. Those shares vested or vest as follows: February 28, 2006 — 3,630 shares; February 28, 2007 — 3,630 shares; February 28, 2008 — 3,630 shares; and February 28, 2009 — 3,630 shares.

Mr. Lemley was granted 18,634 shares of stock options on May 1, 2000. Those shares vested as follows: May 1, 2000 — 5,324 shares; May 1, 2001 — 3,328 shares; May 1, 2002 — 3,328 shares; May 1, 2003 — 3,328 shares; and May 1, 2004 — 3,326 shares. Mr. Lemley was granted 7,986 shares of stock options on January 3, 2001. Those shares vested as follows: January 3, 2002 — 1,997 shares; January 3, 2003 — 1,997 shares; January 3, 2004 — 1,997 shares; and January 3, 2005 — 1,995 shares. Mr. Lemley was granted 7,986 shares of stock options on November 22, 2001. Those shares vested as follows: November 22, 2002 — 1,997 shares; November 22, 2003 — 1,997 shares; November 22 — 1,997 shares; and November 22, 2005 — 1,995 shares. Mr. Lemley was granted 13,310 shares of stock options on December 12, 2003. Those shares vested or vest as follows: December 12, 2004 — 3,328 shares; December 12, 2005 — 3,328 shares; December 12, 2006 — 3,328 shares; and December 12, 2007 — 3,326 shares. Mr. Lemley was granted 8,470 shares of stock options on February 28, 2005. Those options vested or will vest as follows: February 28, 2006 — 2,118 shares; February 28, 2007 — 2,118 shares; February 28, 2008 — 2,118 shares; and February 28, 2009 — 2,116 shares.

Mr. Hilleary was granted 13,310 shares of stock options on May 1, 2000. Those shares vested as follows: May 1, 2000 — 2,662 shares; May 1, 2001 — 2,662 shares; May 1, 2002 — 2,662 shares; May 1, 2003 — 2,662 shares; and May 1, 2004 — 2,662 shares. Mr. Hilleary was granted 3,993 shares of stock options on January 3, 2001. Those shares vested as follows: January 3, 2002 — 998 shares; January 3, 2003 — 998 shares; January 3, 2004 — 998 shares; and January 3, 2005 — 999 shares. Mr. Hilleary was granted 13,310 shares of stock options on November 22, 2001. Those shares vested as follows: November 22, 2002 — 3,328 shares; November 22, 2003 — 3,328 shares; November 22 — 3,328 shares; and November 22, 2005 — 3,326 shares. Mr. Hilleary was granted 13,310 shares of stock options on December 12, 2003. Those shares vested or vest as follows: December 12, 2004 — 3,328 shares; December 12, 2005 — 3,328 shares; December 12, 2006 — 3,328 shares; and December 12, 2007 — 3,326 shares. Mr. Hilleary was granted 8,470 shares of stock options on February 28, 2005. Those options vested or will vest as follows: February 28, 2006 — 2,118 shares; February 28, 2007 — 2,118 shares; February 28, 2008 — 2,118 shares; and February 28, 2009 — 2,116 shares.

Ms. Strosnider was granted 10,648 shares of stock options on May 1, 2000. Those shares vested as follows: May 1, 2001 — 2,662 shares; May 1, 2002 — 2,662 shares; May 1, 2003 — 2,662 shares; and May 1, 2004 — 2,662 shares. Ms. Strosnider was granted 3,993 shares of stock options on January 3, 2001. Those shares vested as follows: January 3, 2002 — 998 shares; January 3, 2003 — 998 shares; January 3, 2004 — 998 shares; and January 3, 2005 — 999 shares. Ms. Strosnider was granted 6,655 shares of stock options on November 22, 2001. Those shares vested as follows: November 22, 2002 — 1,664 shares; November 22, 2003 — 1,664 shares; November 22 — 1,664 shares; and November 22, 2005 — 1,663 shares. Ms. Strosnider was granted 5,324 shares of stock options on December 12, 2003. Those shares vested or vest as follows: December 12, 2004 — 1,331 shares; December 12, 2005 — 1,331 shares; December 12, 2006 — 1,331 shares; and December 12, 2007 — 1,331 shares.

Ms. Strosnider was granted 8,470 shares of stock options on February 28, 2005. Those options vested or will vest as follows: February 28, 2006 — 2,118 shares; February 28, 2007 — 2,118 shares; February 28, 2008 — 2,118 shares; and February 28, 2009 — 2,116 shares.

OPTION EXERCISES AND STOCK VESTED

There were no option awards or stock awards exercised by the named executive officers during 2006.

DIRECTOR COMPENSATION

The following table represents director compensation for 2006.

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

C. Christopher Cluss	600	—	—	—	—	—	600
James W. Dailey, II	11,850	—	—	—	254	—	12,104
Arthur Gabriel	5,900	—	—	—	129	—	6,029
Douglas J. Leech	12,750	—	—	—	—	—	12,750
Robert A. McMillan	11,850	—	—	—	—	—	11,850
Mark R. Nesselroad	7,950	—	—	—	—	—	7,950
Parry G. Petroplus	5,800	—	—	—	—	—	5,800
Milan Puskar	5,900	—	—	—	—	—	5,900
Paul T. Swanson	7,400	—	—	—	—	—	7,400
Bernard G. Westfall	10,150	—	—	—	—	—	10,150

Ownership of Securities by Directors and Executive Officers

The following table sets forth the number of shares of Centra’s common stock that directors and executive officers own as of January 31, 2007. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. No shareholder is known to Centra to be the beneficial owner of more than 5% of the outstanding common stock of Centra as of January 31, 2007.

		Shares of
	Shares of Common	Common Stock
	Stock	Subject to	Amount of
	Beneficially	Right to	Beneficial	Percent of
Name	Owned(1)	Acquire(2)	Ownership	Ownership

James W. Dailey II	39,999	11,888	51,887	0.99
C. Christopher Cluss	14,823	—	14,823	0.28
Arthur Gabriel	1,452	7,627	9,079	0.17
Douglas J. Leech	40,779	200,331	241,110	4.61
Robert A. McMillan	77,804	11,888	89,692	1.71
Mark R. Nesselroad	72,508	7,806	80,314	1.53
Parry G. Petroplus(3)	22,137	7,796	29,933	0.57
Milan Puskar	134,834	7,606	142,440	2.72
Paul T. Swanson	68,910	7,895	76,805	1.47
Bernard G. Westfall	32,730	7,606	40,336	0.77
Edward Franzcyk	488	—	488	0.01
Henry M. Kayes, Jr.	7,255	43,862	51,117	0.98
S. Todd Eckels	13,860	—	13,860	0.26
Kevin D. Lemley	42,638	48,822	91,460	1.75
E. Richard Hilleary	33,473	44,829	78,302	1.50
Karla J. Strosnider	717	29,523	30,240	0.58
Timothy P. Saab	27,880	44,829	72,709	1.39
John T. Fahey	13,783	28,857	42,640	0.81

All directors and executive officers as a group (eighteen persons)	646,070	511,165	1,157,235	22.10

(1)	Beneficial ownership is determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended, and includes shares held by immediate family living in the same household and any related entity in which a 10% or greater ownership percentage is maintained.

(2)	Includes options to acquire shares of Centra that are or become exercisable within sixty days of January 31, 2006.

(3)	Mr. Petroplus has pledged 16,250 shares of Centra stock as collateral for loans with Centra Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2006, all filing requirements applicable to its executive officers and directors were met.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on Proxy Card)

The Board of Directors has selected the firm of Ernst & Young LLP to serve as the independent registered public accounting firm for Centra for 2007. Although the selection of an independent registered public accounting firm does not require stockholder ratification, the Board of Directors has submitted the appointment of Ernst & Young LLP to the stockholders for ratification. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will consider the appointment of other independent registered public accounting firms.

Ernst & Young LLP advised Centra that no member of that accounting firm has any direct or indirect material interest in Centra, or it subsidiary. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will respond to appropriate questions. The proxies will vote your proxy “FOR” the ratification of the selection of Ernst & Young LLP unless otherwise directed.

The following fees were paid by Centra and the bank to Ernst & Young LLP:

	2006	2005

Audit Fees	$265,770	$159,700
Audit-Related Fees	—	—
Tax Fees	24,500	9,500
All Other Fees	—	—

Fees for audit services include fees associated with the annual audit and the reviews of Centra’s quarterly reports on Form 10-Q. Audit-related fees include accounting consultations, while tax fees include tax compliance services. For the year ended December 31, 2006, audit fees include $95,000 of non-recurring charges related to the Smithfield State Bank acquisition.

The audit committee has considered whether Ernst & Young LLP has maintained its independence during the fiscal year ended December 31, 2006. The audit committee charter requires that the audit committee pre-approve all audit and non-audit services to be provided to the Company by the independent accountants; provided, however, that the audit committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to the Company. Further, the foregoing pre-approval policies may be waived, with respect to the provision of any non-audit services consistent with the exceptions provided under federal securities law. All of the services described above for which Ernst & Young LLP billed the Company for the fiscal year ended December 31, 2006, were pre-approved by the Company’s audit committee. For the fiscal year ended December 31, 2006, the Company’s audit committee did not waive the pre-approval requirement of any non-audit services to be provided to Centra by Ernst & Young LLP.

FORM 10-K ANNUAL REPORT TO THE
SECURITIES AND EXCHANGE COMMISSION

Centra has included a copy of Form 10-K and its annual report in this package.

OTHER INFORMATION

If any of the nominees for election as directors is unable to serve due to death or other unexpected occurrence, your proxies will be voted for a substitute nominee or nominees designated by the Board of Centra, or the Board of Directors may adopt a resolution to reduce the number of directors to be elected. The Board of Directors is unaware of any other matters to be considered at the annual meeting. If any other matters properly come before the meeting, persons named in the accompanying proxy will vote your shares in accordance with the direction of the Board of Directors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any shareholder desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: Bernard G. Westfall, care of the Corporate Secretary, Centra Financial Holdings, Inc., 990 Elmer Prince Drive, Morgantown, West Virginia, 26505.) Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce for his or her review the original of the shareholder communication.

POLICY ON DIRECTOR ATTENDANCE OF STOCKHOLDER MEETINGS

In order to fulfill their primary responsibilities, directors of the Company are expected to attend the annual meeting of shareholders and all Board meetings and all meetings on committees on which they serve. All of the directors of the Company attended the 2006 annual meeting of shareholders except Mark R. Nesselroad and Milan Puskar.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any stockholder who wishes to have a proposal placed before the next annual meeting of stockholders must submit the proposal to Timothy P. Saab, secretary of Centra, at 990 Elmer Prince Drive, Morgantown, West Virginia, 26505, no later than January 1, 2008, to have it considered for inclusion in the proxy statement of the annual meeting of 2008.

Douglas J. Leech
President and Chief Executive Officer

Morgantown, West Virginia
April 7, 2007

CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 2007

     Timothy P. Saab and Kevin D. Lemley, or either one of them, with full power to act alone and with full power of substitution, are hereby authorized to represent and to vote stock of the undersigned in Centra Financial Holdings, Inc., at the Annual Meeting of Stockholders to be held May 10, 2007, and any adjournment thereof.

     Unless otherwise specified on this proxy, the shares represented by this proxy will be voted “FOR” the propositions listed on the reverse side and described more fully in the proxy statement of Centra Financial Holdings, Inc., distributed in connection with this Annual Meeting. Each share is entitled to one vote per nominee, unless a stockholder requests cumulative voting for directors at least 48 hours before the meeting. If cumulative voting for the election of directors is requested, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. If any other business is presented at said meeting, this proxy shall be voted in accordance with recommendations of the board of directors.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

CENTRA FINANCIAL HOLDINGS, INC.

PLEASE MARK YOUR VOTE IN BOX
USING DARK INK ONLY.

The board of directors recommends a vote “FOR” the listed propositions.

1.	Election of directors for the terms specified in the proxy statement:

☐ FOR ALL                             ☐ WITHHOLD ALL                             ☐ FOR ALL EXCEPT*

C. Christopher Cluss Parry G. Petroplus Paul T. Swanson Bernard G. Westfall	* (Except Nominee(s) written above.)

2.	Ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for 2007:

☐ FOR                    ☐ AGAINST                     ☐ ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournments thereof:

☐ FOR                    ☐ AGAINST                     ☐ ABSTAIN

Dated: _ _ ,2007

Signature(s)
When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.